Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-20108, Form S-8 No. 333-102152, Form S-8 No. 333-122951, Form S-8 No. 333-122515, Form S-8 No. 333-122514, and Form S-8 No. 333-117987) of The Peoples Holding Company and the related Prospectus of our reports dated March 3, 2005, with respect to the consolidated financial statements of The Peoples Holding Company, The Peoples Holding Company’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Peoples Holding Company included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Birmingham, Alabama	/s/ Ernst & Young LLP
March 9, 2005